Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Select Energy Services, Inc. of our report dated March 25, 2017 related to the financial statements of Rockwater Energy Solutions, Inc., which appears in Select Energy Services, Inc.’s Current Report on Form 8-K  dated January 12, 2018.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

February 1, 2018